Exhibit 10(aa)

June 20, 1996

Mr. Matt Stanton
4519 Emerald Way
Culver City, CA 90230

Dear Matt:

         Sandbox Entertainment Corporation (Sandbox or the Company) is pleased to offer you a position with our Company. Your initial title will be Director of Sales, and you will start off reporting to me. Of course, we strive to continuously evaluate our business and the capabilities of our employees, and your responsibilities and reporting relationship may, and likely will, change over time at the sole discretion of Sandbox.

         1. Salary. Your starting monthly salary, which is subject to periodic review and adjustment, will be $7,083.33, before applicable withholding and taxes, paid on the company's regular paydays. If by the end of your first full year with Sandbox your total gross compensation (salary, bonus, and commissions) has not totaled $110,000.00 or more, Sandbox will make up the difference so that you are paid at least
                  $110,000.00   total   compensation   in  your  first  year  of
                  employment.

         2. Commission. You are eligible for commissions on sales you make to the Company's clients. Your initial commission schedule, which can be modified by the Company at any time in its sole discretion, is as follows: 3.5% on net direct sales (after Agency Commissions and Discounts) up to $1 Million Dollars with no cap; 4.5% on net direct sales (after Agency Commissions and Discounts) over $1 Million Dollars with no cap; 1.0% on Rep Sales on net sales (after Agency Commissions and Discounts) with no cap.

                  All commissions will be deemed earned, and will be paid, upon receipt of final payment from the client, and not before. If you resign or your employment with Sandbox is terminated for any reason, you will receive commissions only for sales for which Sandbox has received final and complete payment from the client prior to your departure.

                  During your first four months of employment, you may draw advances against your anticipated commissions, up to a monthly maximum limit of $2,084.00. Any
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Mr. Matt Stanton
06/28/96
Page 2

                  advances you take must be repaid out of commissions you earn before you will receive any commission payments. On approximately your four-month anniversary date with the Company, the Company will review and evaluate the timing of payment of commission advances, although commissions will continue to be earned only if and to the extent clients pay the Company. If you resign or your employment is terminated and you have received advances, you must repay the Company for any advances not offset by earned commissions.

         3. Bonus. If Katz, or any other rep firm designated by the Company, individually achieves $3 Million Dollars in gross sales booked during the first 12 months of your employment (or within 12 months after a newly designated rep firm signs up provided you remain with the Company during this entire 12-month period), you will receive a one-time $30,000.00 bonus after Sandbox has received payment in full from the client.

         4. Moving Allowance. The Company will reimburse you for up to $2,000.00 in expenses to move your household possessions to Phoenix, Arizona. Please retain and submit receipts as backup for your expenses.

         5. Incentive Stock Option Grant. You will receive an incentive stock option grant of 50,000 shares with an exercise price of $.10 per share. The option will be on the terms and conditions of the Company's 1995 Equity Incentive Plan and standard form award agreement, with vesting over five years. 50,000 shares presently is approximately 1% of the total outstanding shares of the Company, assuming the exercise of all options and warrants, and would be diluted along with all other common stock.

         6. Employee Benefits. We currently have benefit plans covering things such as vacation, medical insurance, life insurance, and 401(k). You will be eligible for 3 weeks of vacation per year, commencing in the first year of employment. Our financial planner has informed us that you will be eligible to participate in the Sandbox 401(k) plan on July 1, 1997. Our medical insurance plan (Blue Cross Blue Shield PPO) currently will require you to pay $59.50/month for individual coverage. Family coverage costs an additional $143.00/month if you choose that option. Our medical insurance company has informed us that as a member of management, you will become immediately eligible for medical insurance coverage, but we are waiting to receive written confirmation of that fact. Please immediately
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Mr. Matt Stanton
06/28/96
Page 3

                  fill out the enrollment form for your medical insurance so this process is not delayed. Sandbox currently pays $4.95 a month for life insurance coverage.

                  Additional information concerning our benefits is available upon request, and, if you accept this offer, I encourage you to review the actual Company policies so that you fully understand them. Please understand that these policies are not written in stone, and may be modified or eliminated in the future.

         7. Prior Employment. If you accept this offer of employment, you represent to Sandbox that employment with Sandbox will not violate any contractual obligation or other duty that you may owe to former employers or other parties, including obligations not to compete and obligations not to disclose trade secrets or other confidential business information. You further represent that you have not disclosed and will not disclose to Sandbox any such restricted trade secret or other confidential business information, and that you have not brought and will not bring with you to your employment with Sandbox any documents, records, or other confidential information belonging to your former employers or other parties.

         8. Proprietary Rights Agreement. To protect Sandbox's assets and business interests, including its trade secrets and confidential business information, you will be required to sign the enclosed Employee Proprietary Rights Agreement. Your signature on this document is a condition of your employment.

         9. Employment At-Will. If you accept this offer, both you and Sandbox will have the right to terminate your employment at any time, for no reason or for any reason, with or without cause. This is known as employment at -will. Nothing in this letter or in any company policy or statement, including statements made to you during negotiations about working at Sandbox, is intended to or does create terms of an express or implied contract of employment. Only the Board of Directors of Sandbox may modify your at-will employment status or guarantee that you will be employed for a specific period of time, and any such modification must be in writing, approved by the Board of Directors, and signed by an authorized Sandbox
                  representative.   This  letter,   and  the  attached  Employee
                  Proprietary Rights Agreement, once executed by you, constitute the entire agreement between you and Sandbox regarding the subject matter hereof, and this agreement may be modified only in a written document approved by the Sandbox Board of
                  Directors  and  signed  by  you  and  an  authorized   Sandbox
                  representative.
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Mr. Matt Stanton
06/28/96
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         To accept this offer,  please carefully read the statement below,  sign where indicated, and return the letter, along with the signed Employee Proprietary Rights Agreement, to me. Please let me know if you have any questions about the matters discussed in this letter, or otherwise. We sincerely hope that you will accept this offer and we look forward to working with you. The employment offer reflected in this letter expires on July 1, 1996, unless accepted by you or revoked by Sandbox prior to that time.

See you in the Sandbox,



James A. Layne
Vice President Sales and Marketing

I understand, acknowledge, and agree to the terms and conditions of employment described in this letter, and I accept employment with Sandbox on these terms and conditions.



/s/ Matt Stanton                      6/28/96
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Matt  Stanton                         Date